SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 3, 2006

iMergent, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32277	87-0591719
(Commission File Number)	(IRS Employer Identification No.)

754 East Technology Avenue
Orem, Utah	84097
(Address of Principal Executive Offices)	(Zip Code)

(801) 227-0004
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE, ELECTION, OR APPOINTMENT OF DIRECTORS OR OFFICERS

B. Directors Not Standing for Re-Election at the 2006 Annual Shareholders Meeting

On October 3, 2006, Mr. Peter Fredericks informed iMergent, Inc. (the “Company”) that he would not be standing for re-election at the 2006 Annual Shareholders Meeting to be held on November 15, 2006.  Mr. Fredericks announced that he had no disagreements with management or the Company; but he was ready to pursue other interests. Mr. Fredericks is chairman of the Compensation committee and serves on the Audit and Nominations Committees.

In addition to Mr. Fredericks not standing for re-election, on October 3, 2006 Mr. Thomas Scheiner also advised the Company that he would not be standing for re-election at the 2006 Annual Shareholders Meeting to be held on November 15, 2006. Mr. Scheiner announced that he had no disagreements with management or the Company, but was ready to pursue other interests. Mr. Scheiner is chairman of the Nominations committee and serves on the Audit and Compensation Committees.

Item 7.01Regulation FD Disclosure.

The Company today announced that its Board of Directors has nominated two new candidates for election to the Board at the Stockholders Meeting. The first nominee is Todd A. Goergen who is a Managing Member of Ropart Asset Management, LLC, a direct investment fund. Mr. Goergen is also a Managing Member of Ropart Investments, LLC, a private investment partnership.

The second nominee is Craig W. Rauchle, the President and Chief Operating Officer of Inter-Tel (NASDAQ- INTL), a leading communications company which offers value-driven communication products and applications utilizing networks and server-based communications software, and a wide variety of managed services.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

Exhibit No. Description

99.1 Press Release (“iMergent Nominates two new BOD members”) October 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMERGENT, INC.

/s/ Robert Lewis

By: Robert Lewis, Chief Financial Officer

Date: October 5, 2006